EXHIBIT 99.1

Curtiss-Wright Reports First Quarter 2016 Financial Results; Raises Full-Year Free Cash Flow Guidance

CHARLOTTE, N.C., May 04, 2016 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

  Increase free cash flow guidance range to $290 million to $310 million and maintain full-year 2016 expectations for diluted earnings per share (EPS) of $4.00 to $4.15;
  Net sales of $504 million;
  Operating income of $57 million driving operating margin of 11.4%;
  Earnings per diluted share of $0.73, ahead of expectations;
  Free cash flow increased 275% to $61 million, free cash flow conversion of 187%;
  Backlog of $2.1 billion increased 7% from December 31, 2015; and
  Share repurchase of approximately $25 million.

“We reported first quarter results ahead of our expectations despite challenging industrial markets, particularly for energy, as expected,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “Looking ahead, we anticipate steady, sequential improvement over the remainder of 2016, reflecting our team’s ability to mitigate the industrial end market headwinds, as we continue our drive to top-quartile financial performance.”

“Further, we anticipate solid margin improvement in all three segments during the second half of 2016.  As a result, full-year operating margin is expected to improve 70 to 90 basis points, and we are maintaining our current full-year diluted EPS guidance of $4.00 to $4.15. In addition, as a result of strong first quarter free cash flow, we are raising our full-year guidance by $10 million to a new range of $290 to $310 million.”

“Further, as part of our commitment to buy back at least $100 million in stock in 2016, we repurchased approximately $25 million in stock during the first quarter.  Overall, we believe that our continued focus on improving profitability, generating strong free cash flow and maintaining a balanced capital allocation strategy will continue to enhance shareholder value.”

First Quarter 2016 Operating Results from Continuing Operations

(In thousands)	1Q-2016	1Q-2015	% Change
Sales	$503,507	$546,199	(8%)
Operating income	57,263	72,835	(21%)
Operating margin	11.4%	13.3%	(190 bps)

Sales

Sales of $504 million in the first quarter decreased $43 million, or 8%, compared to the prior year, reflecting a 7% decrease in organic sales and $4 million, or 1%, in unfavorable foreign currency translation.  First quarter 2016 sales reflect continued lower demand in the energy sector within the Commercial/Industrial segment. Additionally, prior year sales in the Power segment included a $10 million net benefit from a one-time termination change order on the former Progress Energy U.S. AP1000 plant that did not recur.

From an end market perspective, sales to the defense markets decreased 4%, while sales to the commercial markets decreased 10%, compared to the prior year.

Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the first quarter was $57 million, a decrease of $16 million, or 21%, compared to the prior year.  This performance was primarily driven by lower operating income in the Commercial/Industrial segment resulting from lower sales volumes and restructuring costs, as well as the aforementioned one-time, prior year net benefit of the termination change order in the Power segment of $7 million, or $0.10 per diluted share, that did not recur.

Operating margin was 11.4%, a decrease of 190 basis points over the prior year, primarily reflecting lower segment operating income, despite the benefits of our ongoing margin improvement initiatives.  Excluding the one-time, prior year net benefit of the termination change order, which favorably impacted prior year margins by 100 basis points, operating margin would only have been down 90 basis points from the comparable prior year period.

Non-segment expense

Non-segment expenses decreased 47% compared with the prior year, primarily due to lower pension expenses and higher net foreign exchange transactional gains.

Net Earnings

First quarter net earnings decreased 24% from the comparable prior year period, principally reflecting lower operating income. Interest expense of $10 million increased by $1 million compared to the prior year period.  Our effective tax rate for the current quarter was 31.0%, a decrease from 32.8% in the prior year, principally driven by enhanced manufacturing deduction in the U.S. coupled with the reinstatement of the U.S. R&D credit.

Free Cash Flow

(In thousands)	1Q-2016	1Q-2015
Net cash generated from operating activities	$70,260	$(171,091)
Capital expenditures	(8,825)	(9,096)
Free cash flow	$61,435	$(180,187)
Pension payment	-	145,000
Adjusted free cash flow	$61,435	$(35,187)

Free cash flow, defined as cash flow from operations less capital expenditures, was $61 million for the first quarter of 2016, an increase of $96 million compared to ($35) million in the prior year period, excluding the first quarter 2015 pension contribution of $145 million.  Similarly, net cash generated from operating activities also increased $96 million to $70 million, primarily driven by lower accounts receivable due to higher advanced payments. Capital expenditures of $9 million were essentially flat with the prior year period.

New Orders and Backlog

New orders of $629 million in the first quarter were flat compared to the prior year, primarily due to higher orders within the Commercial/Industrial and Power segments, offset by reduced orders within the Defense segment.  Backlog of $2.1 billion increased 7% from December 31, 2015, led by growth in our naval defense businesses.

Other Items – Share Repurchase

During the first quarter, the Company repurchased approximately 349,000 shares of its common stock for approximately $25 million.

Full-Year 2016 Guidance

The Company is maintaining its full-year 2016 financial guidance as follows, with the exception of free cash flow which increased by $10 million from prior guidance:

	2016 Guidance	Chg vs. 2015
Total sales	$2.17 - $2.22 billion	-1% to +1%
Operating income	$304 - $315 million	Up 5 - 8%
Operating margin	14.0% - 14.2%	Up 70 - 90 bps
Diluted earnings per share	$4.00 - $4.15	Up 7 - 11%
Diluted shares outstanding	46.0 million
Free cash flow	$290 - 310 million	Up 7 - 14%

Notes:
Full-year 2016 growth rates reflect comparisons to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of $20 million recognized in the fourth quarter of 2015.

Additionally, 2016 growth in free cash flow is comparable to adjusted free cash flow for 2015, which excludes contributions to the Company’s corporate defined benefit pension plan of $145 million in 2015.

A more detailed breakdown of our 2016 guidance by segment and by market can be found in the attached accompanying schedules.

First Quarter 2016 Segment Performance

Commercial/Industrial

(In thousands)	1Q-2016	1Q-2015	% Change
Sales	$274,727	$297,887	(8%)
Operating income	30,052	43,289	(31%)
Operating margin	10.9%	14.5%	(360 bps)

Sales for the first quarter were $275 million, a decrease of $23 million, or 8%, over the comparable prior year period.  Organic sales decreased 7% over the prior year period, excluding $3 million in unfavorable foreign currency translation, primarily within the general industrial market, and a $1 million benefit from a prior year acquisition.  In the general industrial market, we experienced lower sales of severe-service valves serving the energy markets, as expected, along with a reduction in sales for industrial vehicle products.  Within the commercial aerospace market, we experienced higher sales of actuation systems and sensors and controls products, primarily on the Boeing 737 program, principally offset by lower sales of surface technology services, most notably to Airbus.

Operating income in the first quarter was $30 million, down 31% from the comparable prior year period, while operating margin decreased 360 basis points to 10.9%. Our results primarily reflect decreased profitability for industrial valves and surface treatment services, as expected, due to lower sales volumes. Our results were also impacted by approximately $3 million in costs related to our previously announced restructuring activities, which we expect will yield higher profitability beginning in the second half of 2016.

Defense

(In thousands)	1Q-2016	1Q-2015	% Change
Sales	$105,391	$113,500	(7%)
Operating income	16,845	18,027	(7%)
Operating margin	16.0%	15.9%	10 bps

Sales for the first quarter were $105 million, a decrease of $8 million, or 7%, over the comparable prior year period.  Organic sales decreased 6% over the prior year period, excluding $1 million in unfavorable foreign currency translation.  In the aerospace defense market, we experienced lower sales of embedded computing products based on the timing of production on various fighter jet and rotorcraft programs, including the V-22 and P-8 programs.  In the ground defense market, sales were flat as higher sales for the G/ATOR program were essentially offset by lower sales on the Abrams program. Within the naval defense market, our results reflect higher embedded computing product sales as well as increased helicopter handling systems sales primarily on the DDG-51 program.

Operating income in the first quarter was $17 million, a decrease of $1 million, or 7%, compared to the prior year period, while operating margin improved 10 basis points to 16.0%. Favorable foreign currency translation added $2 million to current quarter results. The reduction in organic operating income was driven primarily by lower sales volumes and unfavorable sales mix.  Meanwhile, our ongoing operational and margin improvement initiatives produced a slight improvement in operating margin, despite lower sales.

Power

(In thousands)	1Q-2016	1Q-2015	% Change
Sales	$123,389	$134,812	(8%)
Operating income	14,628	19,512	(25%)
Operating margin	11.9%	14.5%	(260 bps)

Sales for the first quarter were $123 million, a decrease of $11 million, or 8%, over the comparable prior year period. The reduction in sales was primarily driven by the aforementioned termination change order on the domestic AP1000 program, which provided a $10 million net benefit in the prior year period that did not recur. Elsewhere within the power generation market, our results reflect higher AP1000 program production revenues, which were partially offset by lower aftermarket sales primarily supporting domestic nuclear operating reactors.  In the naval defense market, we experienced lower sales of pumps and generators supporting the Virginia-class submarine program, based on the timing of production, as well as lower sales of pumps and valves on the CVN-79 aircraft carrier program as production is nearing completion.

Operating income in the first quarter was $15 million, a decrease of $5 million, or 25%, compared to the prior year period, while operating margin declined 260 basis points to 11.9%.  Those decreases were primarily driven by the aforementioned termination change order on the domestic AP1000 program, which provided a net benefit of $7 million in the prior year period that did not recur.  Excluding this one-time benefit, operating income increased 17% and operating margin improved 180 basis points primarily driven by higher AP1000 production volumes in the current period and the absence of reactor coolant pump testing costs which impacted the prior year period.  Those improvements were partially offset by lower profitability in our aftermarket power generation business.

Conference Call Information

The Company will host a conference call to discuss first quarter 2016 financial results at 10:00 a.m. EDT on Thursday, May 5, 2016.  A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2016	2015	$	%
Product sales	$402,918	$445,687	$(42,769)	(10%)
Service sales	100,589	100,512	77	0%
Total net sales	503,507	546,199	(42,692)	(8%)

Cost of product sales	264,735	293,009	(28,274)	(10%)
Cost of service sales	66,869	62,094	4,775	8%
Total cost of sales	331,604	355,103	(23,499)	(7%)

Gross profit	171,903	191,096	(19,193)	(10%)

Research and development expenses	15,160	15,262	(102)	(1%)
Selling expenses	29,626	31,088	(1,462)	(5%)
General and administrative expenses	69,854	71,911	(2,057)	(3%)

Operating income	57,263	72,835	(15,572)	(21%)

Interest expense	(9,933)	(8,996)	(937)	10%
Other income, net	234	481	(247)	NM

Earnings before income taxes	47,564	64,320	(16,756)	(26%)
Provision for income taxes	(14,745)	(21,097)	6,352	(30%)
Earnings from continuing operations	$32,819	$43,223	$(10,404)	(24%)

Loss from discontinued operations, net of tax	-	(27,232)	27,232	NM

Net earnings	$32,819	$15,991	$16,828	105%

Basic earnings per share
Earnings from continuing operations	$0.74	$0.91
Earnings from discontinued operations	-	(0.57)
Total	$0.74	$0.34

Diluted earnings per share
Earnings from continuing operations	$0.73	$0.89
Earnings from discontinued operations	-	(0.56)
Total	$0.73	$0.33

Dividends per share	$0.13	$0.13

Weighted average shares outstanding:
Basic	44,578	47,724
Diluted	45,240	48,732

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	March 31,	December 31,	Change
	2016	2015	%
Assets
Current assets:
Cash and cash equivalents	$337,263	$288,697	17%
Receivables, net	481,768	566,289	(15%)
Inventories	403,027	379,591	6%
Other current assets	38,146	40,306	(5%)
Total current assets	1,260,204	1,274,883	(1%)
Property, plant, and equipment, net	407,114	413,644	(2%)
Goodwill	978,624	972,606	1%
Other intangible assets, net	306,003	310,763	(2%)
Other assets	11,707	17,715	(34%)
Total assets	$2,963,652	$2,989,611	(1%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$919	$1,259	(27%)
Accounts payable	134,839	163,286	(17%)
Accrued expenses	96,275	131,863	(27%)
Income taxes payable	5,041	7,956	(37%)
Deferred revenue	183,177	181,671	1%
Other current liabilities	36,928	37,190	(1%)
Total current liabilities	457,179	523,225	(13%)
Long-term debt, net	966,861	951,946	2%
Deferred tax liabilities, net	56,912	54,447	5%
Accrued pension and other postretirement benefit costs	103,392	103,723	(0%)
Long-term portion of environmental reserves	14,193	14,017	1%
Other liabilities	78,409	86,830	(10%)
Total liabilities	1,676,946	1,734,188	(3%)

Stockholders' equity
Common stock, $1 par value	49,187	49,190	(0%)
Additional paid in capital	132,871	144,923	(8%)
Retained earnings	1,617,659	1,590,645	2%
Accumulated other comprehensive loss	(207,211)	(225,928)	(8%)
Less: cost of treasury stock	(305,800)	(303,407)	1%
Total stockholders' equity	1,286,706	1,255,423	2%

Total liabilities and stockholders' equity	$2,963,652	$2,989,611	(1%)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2016	2015	%
Sales:
Commercial/Industrial	$274,727	$297,887	(8%)
Defense	105,391	113,500	(7%)
Power	123,389	134,812	(8%)

Total sales	$503,507	$546,199	(8%)

Operating income (expense):
Commercial/Industrial	$30,052	$43,289	(31%)
Defense	16,845	18,027	(7%)
Power	14,628	19,512	(25%)

Total segments	$61,525	$80,828	(24%)
Corporate and other	(4,262)	(7,993)	47%

Total operating income	$57,263	$72,835	(21%)

Operating margins:
Commercial/Industrial	10.9%	14.5%
Defense	16.0%	15.9%
Power	11.9%	14.5%
Total Curtiss-Wright	11.4%	13.3%

Segment margins	12.2%	14.8%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended
	March 31,
			Change
	2016	2015	%
Defense markets:
Aerospace	$61,390	$71,346	(14%)
Ground	19,174	18,655	3%
Naval	91,937	89,063	3%
Other	2,428	2,727	(11%)
Total Defense	$174,929	$181,791	(4%)

Commercial markets:
Commercial Aerospace	$100,841	$101,018	(0%)
Power Generation	99,656	113,235	(12%)
General Industrial	128,081	150,155	(15%)
Total Commercial	$328,578	$364,408	(10%)

Total Curtiss-Wright	$503,507	$546,199	(8%)

Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income
The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance.  Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	March 31
	2016 vs 2015
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(7%)	(34%)	(6%)	(20%)	(8%)	(25%)	(7%)	(26%)
Acquisitions	0%	1%	0%	0%	0%	0%	0%	1%
Foreign Currency	(1%)	2%	(1%)	13%	(0%)	0%	(1%)	4%
Total	(8%)	(31%)	(7%)	(7%)	(8%)	(25%)	(8%)	(21%)

Free Cash Flow

The Corporation discloses free cash flow because the Corporation believes it measures cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Year Ended
	March 31,
	2016	2015

Net cash provided by operating activities	$70,260	$(171,091)
Capital expenditures	(8,825)	(9,096)
Free cash flow	$61,435	$(180,187)

Pension Payment	-	145,000

Adjusted free cash flow	$61,435	$(35,187)

Cash conversion *	187%	(81%)

*Cash conversion is calculated as adjusted free cash flow divided by earnings from continuing operations

CURTISS-WRIGHT CORPORATION
2016 Guidance (from Continuing Operations)
As of May 4, 2016
($'s in millions, except per share data)

	2015	2015	2016 Guidance
	Reported	Pro Forma*	Low	High
Sales:
Commercial/Industrial	$1,185	$1,185	$1,145	$1,170
Defense	477	477	490	500
Power	543	523	535	550
Total sales	$2,206	$2,186	$2,170	$2,220

Operating income:
Commercial/Industrial	$172	$172	$168	$173
Defense	99	99	93	97
Power	75	55	69	72
Total segments	345	325	330	342
Corporate and other	(35)	(35)	(26)	(27)
Total operating income	$311	$291	$304	$315

Interest expense	$(36)	$(36)	$(38)	$(39)
Earnings before income taxes	275	255	267	276
Provision for income taxes	(83)	(77)	(83)	(86)
Net earnings	$192	$178	$184	$191

Reported diluted earnings per share	$4.04	$3.74	$4.00	$4.15
Diluted shares outstanding	47.6	47.6	46.0	46.0
Effective tax rate	30.1%	30.1%	31.0%	31.0%

Operating margins:
Commercial/Industrial	14.5%	14.5%	14.6%	14.8%
Defense	20.7%	20.7%	19.1%	19.3%
Power	13.8%	10.5%	12.9%	13.1%
Total operating margin	14.1%	13.3%	14.0%	14.2%

Note: Full year amounts may not add due to rounding

* Excludes the one-time China AP1000 fee of $20 million recognized as revenue and operating income in the fourth quarter of 2015. This affects the Power segment and Total Curtiss-Wright.

CURTISS-WRIGHT CORPORATION
2016 Sales Growth Guidance by End Market (from Continuing Operations)
As of May 4, 2016

	2016 % Change (vs 2015)
	Low	High

Defense Markets
Aerospace	1%	3%
Ground	4%	6%
Navy	0%	2%
Total Defense (Including Other Defense)	2%	4%

Commercial Markets
Commercial Aerospace	(4%)	(2%)
Power Generation	4%	6%
General Industrial	(6%)	(2%)
Total Commercial	(3%)	(1%)

Total Curtiss-Wright Sales	(1%)	1%

Note: Full year amounts may not add due to rounding
* The Company’s full-year 2016 guidance reflects sales growth rates compared to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of
$20 million recognized as revenue in the fourth quarter of 2015.  This affects
2016 growth rates for Power Generation, Total Commercial and Total Curtiss-Wright sales.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets.  Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,400 people worldwide.  For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, the successful sale of our businesses held for sale, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

Jim Ryan
(704) 869-4621
Jim.Ryan@curtisswright.com